                             EMPLOYMENT AGREEMENT

     This employment agreement (the "Agreement"), dated as of September 30, 1997 is made by and between American Family Holdings, Inc., a Delaware corporation, having its principal offices at 4220 Von Karman, Suite 110, Newport Beach, California 92660 (the "Company"), and James N. Orth (the "Employee").

     In consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

     1. EMPLOYMENT. The Company will employ Employee, and Employee will serve, as Chief Executive Officer (CEO) and Secretary pursuant to this Agreement. Employee will report to the Board of Directors of the Company, and will, subject to his election or appointment as such, serve as a member of the Board of Directors and any committee of the Board of Directors. In addition, the Company will cause Employee to be elected a director of American Family Communities, Inc., a to-be-formed wholly-owned subsidiary of the Company ("AFC") and Vice President as well as a director of the following to-be-formed companies which will be wholly-owned subsidiaries of AFC: Delta Greens Homes, Inc., Yosemite Woods Family Resort, Inc., Oceanside Homes, Inc., and Mori Point Destinations, Inc. Subject to availability, the Company will cause such subsidiaries to transfer to the Company such funds as may be necessary for the Company to honor its obligations under this Agreement.

     2. TERM OF EMPLOYMENT. The term of employment under this Agreement will commence on the Effective Date of the Acquisition described in the Company's registration statement on Form S-4, filed with the Securities and Exchange Commission (File No. 333-37161) on October 3, 1997, and continue through December 31, 2002 (the "Initial Term"), provided that the Agreement shall automatically be extended for one year at the end of 2002 and each year thereafter (the "Extended Term") unless the Agreement is earlier terminated pursuant to its terms or the Company provides Employee with a written notice not less than 90 days before the end of any given calendar year of its election not to have the automatic extension provisions of this Agreement apply as specified in said notice.

     3.   COMPENSATION AND OTHER BENEFITS.

          3.1 BASE SALARY. As compensation for his employment under this Agreement, commencing as of the Effective Date of the Acquisition, the Company will pay to Employee a signing bonus of $25,000 and a base salary of $180,000 per year which, commencing January 1, 1999, shall increase by the greater of either (i) $18,000 per year during the Initial Term, or (ii) by the percentage change increase in the Consumer Price Index ("CPI") applicable to Orange County that occurred in the year last past. If the CPI is discontinued or revised, the government index replacing the CPI shall be used for such calculations. Subject to normal withholding, any base salary will be payable twice monthly in as equal installments as possible. It is understood that the Company may, at the discretion of its Board of Directors, increase such base salary in amount that may be in excess of either i) or ii) above.

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          3.2  BONUS COMPENSATION.  Employee shall be eligible for
performance bonus compensation equal to two percent of the Company's annual pre-tax stated taxable income as determined under the Internal Revenue Code of 1986, as amended, except as expressly modified herein (excluding from the calculation of such pre-tax income net operating loss carryovers (forward or back) and depreciation in excess of income on real properties held for rental)("Two Percent Performance Bonus"). The Company's pre-tax income will be computed on a consolidated basis and shall include the income of any subsidiary, partnership or entity to the extent of the Company's percentage ownership in such entity, regardless of the number of tiers of entities that may be involved and regardless of whether currently distributable or distributed. Such bonus will be paid on or before the 90th day after the end of the Company's applicable tax year ("Two Percent Performance Bonus Pay Date:). This bonus will be paid only when the Company has sufficient working capital to fully and timely pay all of its foreseeable operating debts as they become due. If the Company does not have such sufficient reserves, the Company may delay payment of the Two Percent Performance Bonus for two one-year periods; however, such amounts shall bear interest at ten percent per annum from April 1 of the year in which the payment was due until paid. Notwithstanding the foregoing to the contrary, the Two Percent Performance Bonus will become absolutely payable no later than two years after the Two Percent Performance Bonus Pay Date regardless of any other condition including, but not limited to, the sufficiency of the Company's working capital reserves. At the Board's discretion, the Company shall grant Employee a separate bonus of 10-50% of Employee's then existing base salary ("Base Salary Performance Bonus"). Said bonus shall be paid on or before the 90th day after the end of the Company's applicable tax year.

          3.3  OTHER BENEFITS.

               3.3.1 During the term of Employee's employment hereunder, Employee (and his dependents where applicable) will be entitled to participate and will be included in any employee benefit plans including but not limited to any group health and life insurance, pension, profit sharing, retirement, stock incentive or similar plans of the Company now existing or established hereafter. Employee will also be covered by the Company's directors and officers errors and omissions insurance.

               3.3.2 During the term of Employee's employment hereunder, Employee will be authorized to incur and will be reimbursed by Company for all reasonable business-related expenses, travel expenses (as if the Company was headquartered in Orange County) and entertainment expenses incurred by Employee to promote the business of the Company. Club dues and expenses will be covered as agreed upon between Employee and the Company. In addition, the Company will pay for, or reimburse Employee for, all mandatory continuing education required to maintain professional licenses necessary to the Company's business, and the costs of membership in all professional associations reasonably applicable to the Company's business. The Company will also pay for the equivalent or current insurance policies from Paul Revere, Kemper and North American unless premiums are paid for by another affiliate of Employee. Employee shall be the owner of said policies.

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

               3.3.3 During the term of Employee's employment hereunder, Employee will be entitled to 20 business days of vacation and ten business days for illness during each contract year of employment, determined on a pro-rata basis for and partial contract year of employment, during which time Employee is not partially or fully disabled, provided that such vacation will be arranged so that the Company may function at reasonable operating levels during such vacation periods. Any vacation and/or sick days taken in excess of that stated above in any given calendar year shall require Board approval.
 Any vacation and/or sick days not taken shall accrue, carry over to the next contract year; provided that, at the end of any calendar year in which this Agreement is in effect, Employee may not have accrued any unused vacation or sick days aggregating in excess of 30 days. Any such days if not used, upon termination shall be paid at the rate of Employee's then existing base salary under Section 3.1 hereunder.

               3.3.4 If at any time during which Employee is a director, executive officer or employee of the Company or any of its subsidiaries, the Company proposes to file a registration statement under the Securities Act of 1933, as amended, relating to an underwritten or "best efforts" public offering of Common Stock of the company, other than an offering by the Company in which no selling stockholders participate, at least 30 days before filing that registration statement, the Company will notify Employee of the Company's intention to file the registration statement and the Company will include in the registration statement any shares of the Company's Common Stock then owned by Employee or an entity with which Employee is affiliated which Employee requests be included in the registration statement on the same terms and conditions as the other shares being sold, up to such number of Employee's shares as the managing underwriter or selling agent, if any, of the proposed public offering states in writing to Employee to be the maximum number of Employees' shares which the managing underwriter or selling agent, if any, has determined can be included in the public offering without adversely affecting the sale of the other shares to which the registration statement relates..

          3.4 SALARY AND BENEFIT CONTINUATION. The Company will continue to pay to Employee compensation as provided in Section 3.1 hereunder at the full rate for a period of six months after Employee is declared permanently and totally disabled and unable to perform the duties of Chief Executive Officer or Secretary of the Company. Thereafter, the Company will pay to Employee 25% of Employee's annual salary as provided in Section 3.1 hereunder for an additional 12 consecutive months or until the regular expiration (without regard to any automatic extension) of this Agreement, whichever is earlier. Furthermore, in the event of such permanent and total disability, the benefits described in
Section 3.3.1 will continue as if Employee had continued to render services pursuant to this Agreement throughout its term, and the benefits described in
Section 3.3.4 will continue in accordance with the terms of this Agreement.

               For purposes of this Section, the determination of whether or not Employee is declared permanently and totally disabled shall be made by Employee's physician, by written notice to the Board of Directors. In the event the Board of Directors disagrees with the determination by Employees' physician, the Board of Directors will appoint, at the Company's expense, another physician to make such determination. If the physician so appointed by the Board of Directors disagrees with the determination made by Employee's physician, then the two physicians shall appoint a mutually acceptable third physician, at the

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

Company's expense, to make the final determination of whether Employee is permanently and totally disabled, which determination will be binding upon all parties hereto.

          3.5 CHANGE OF CONTROL COMPENSATION. If, pursuant to Section 5.2 hereof, Employee terminates this Agreement within six months of a Change of Control (as defined in Section 6.1 hereof), as severance pay and in lieu of any further salary for periods subsequent to the date of termination, Employee shall receive 2.99 times the sum of all amounts (collectively, "Change of Control Compensation") paid to Employee pursuant only to Sections
3.1 and 3.2 hereof during the five complete calendar years preceding the calendar year during which the Change of Control occurs (or such lesser number of calendar years in the event Employee has been employed by the Company for fewer than five such calendar years) divided by five (or such lesser number in the event Employee has been employed by the Company for fewer than five such calendar years). The following provisions shall apply for purposes of this Section 3.5:

               (a) The Change of Control Compensation paid to Employee during any partial calendar years of employment shall be annualized, and such annualized year shall be treated as a full calendar year.

               (b) Amounts payable to Employee pursuant to this Section 3.5 shall be paid without interest in 18 equal monthly installments (less applicable withholding) commencing on the first day of the first month after Employee's termination occurring after a Change of Control.

               (c) The amounts payable pursuant to this Section 3.5 shall not be reduced, offset or subject to recovery by the Company by reason of any amounts earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

               (d) Any Change of Control Compensation due to Employee from the Company shall also include any stock options not yet granted pursuant to
Section 3.8 hereunder.

          3.6  LIMITATION ON CHANGE OF CONTROL COMPENSATION.  Notwithstanding
Section 3.5 hereof, if any portion of the Change of Control Compensation provided for in this Agreement would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code), the payments and benefits due to the Employee shall be reduced, in such order of priority and amount as the Employee shall elect, to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code. Notwithstanding anything in the foregoing to the contrary, any dispute or controversy regarding whether any payments under this Agreement must be reduced pursuant to this Section 3.6 shall be settled by an independent accounting firm acceptable to each of the parties hereto, or, if no such firm is acceptable to each party, each of the Employee and the Company shall select an accounting firm acceptable to it, and such accounting firms shall together designate an independent accounting firm to settle such dispute or controversy, and such settlement shall be binding upon both parties. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

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

          3.7 AUTO AND CELL PHONE EXPENSES. The Company shall be responsible for any automobile expenses for Employee and shall reimburse Employee for the costs of service, maintenance, insurance, licensing and fueling such automobile. In addition, the Company shall provide cellular telephones and reimburse Employee for any charges for such usage.

          3.8 STOCK OPTIONS. As of the Effective Date of the Acquisition, and on the first and second anniversaries thereof, in addition to any options granted to Employee pursuant to the Company's 1997 Stock Option and Incentive Plan, the Employee shall be granted the following options to purchase the Company's common stock:

    Date of Grant                     Number of shares     Exercise Price/Share
    -------------                     ----------------     --------------------
    Acquisition Effective Date             10,000                 $10.00
    First Anniversary of                   10,000            Fair Market Value
     Acquisition Effective Date
    Second Anniversary of                  10,000            Fair Market Value
     Acquisition Effective Date

               "Fair Market Value" shall be the closing price of the Company's common stock on the national exchange on which it is traded on the trading day before the options are granted. If the Company's common stock is not traded on a national exchange, Fair Market Value shall be determined in good faith by the Board of Directors.

               Each group of options will be exercisable as follows: 3,333 shares immediately, 3,333 shares on the first anniversary of grant; and 3,334 shares on the second anniversary of grant. To the extent not exercised, options granted pursuant to this Section 3.8 shall expire ten years from the date of grant.

               The options granted hereby shall not be transferable without the consent of a majority of the Board of Directors of the Company; provided that such options may be transferred by will or to a revocable living trust for estate planning purposes. If any options are so transferred, they will not be transferred by the transferee without the written consent of the Board of Directors.

     4.   NON-COMPETITION/UNFAIR COMPETITION.

          4.1 NON-COMPETITION. During the term of Employee's employment under this Agreement, Employee will not knowingly, directly or indirectly, engage or participate in any business that is in competition with the business of the Company. The foregoing obligation of Employee not to compete with the Company shall not prohibit (i) Employee from owning or purchasing any corporate securities of any corporation or other entity that are regularly traded on a recognized stock exchange or over-the-counter market so long as Employee does not own, in the aggregate, five percent or more of the voting equity securities of any such corporation or other entity, or (ii) Employee from continuing to own interests in existing real estate projects in which he has investments, or (iii) Employee from assisting in the financing for, investing in or managing any real estate projects which are not in direct competition with those of the Company.

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

          4.2 UNFAIR COMPETITION. The Company treats certain information as confidential information (the "Confidential Information"). Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any Confidential Information obtained by Employee during his employment with the Company constitute unfair competition. Employee promises and agrees not to engage in unfair competition with the Company during the term of this Agreement and thereafter.

     5.   TERMINATION PROVISIONS.

          5.1 TERMINATION BY COMPANY. This Agreement may be terminated by the Company only as provided in this Section and for no other cause or reason:

               (a) The Company may terminate Employee's employment under this Agreement upon 90 days' advance written notice by a vote of the Board of Directors (excluding Employee but including a majority of the non-employee directors). If such termination is other than for "Cause" (as defined herein), the Company will pay to Employee (or his estate) the then applicable base salary Employee would have been entitled to receive under Section 3.1 hereunder for the remaining term of this Agreement, regardless of re-employment, if any, as if Employee's employment had continued in full through the termination date then in effect (without giving effect to any future automatic annual extensions) and Employee had rendered services through that date, payable in equal monthly installments over a one-year period beginning on the date of termination, but in any event no less than one year's salary as of the date of termination. If such termination is for "Cause" (as defined herein), to the extent permitted by law, Employee's compensation and benefits shall terminate as of the date the termination becomes effective. For purposes of this Agreement, "Cause" shall mean and be limited to the following events: (i) an act of fraud, embezzlement or similar conduct by Employee involving the Company; (ii) any action by Employee involving the arrest of Employee for violation of any criminal statute constituting a felony or misdemeanor involving moral turpitude if the Board reasonably determines that the continuation of Employee's employment after such event would have an adverse impact on the operations of the Company or its reputation in the financial community; (iii) gross misconduct or habitual negligence in the performance of Employee's duties; (iv) an act constituting employment discrimination, sexual harassment or a breach of Employee's fiduciary duty to the Company under the Delaware General Corporation Law; (v) a continuing, repeated willful failure or refusal by Employee to perform his duties; provided, however, that termination shall not be deemed to be for Cause under this subclause (v) unless Employee shall have first received written notice from the Board advising Employee of the specific acts or omissions alleged to constitute a failure or refusal to perform and such failure or refusal to perform continues after Employee shall have had a reasonable opportunity to correct the acts or omissions cited in such notice; or (vi) competition by Employee with the Company or its subsidiaries in violation of Section 4 thereof.

               (b) Except to the extent necessary to give effect to Sections 5.1(a) and 5.2, this Agreement will terminate upon the death of Employee.

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

               (c) Except as otherwise provided in Section 3.4, this Agreement will terminate as of the date Employee is declared permanently and totally disabled and unable to perform the duties assigned to him.

               (d) If the Company terminates this Agreement, Employee's employment relationship with any of the Company's subsidiaries shall be deemed terminated as of the same time.

          5.2 TERMINATION BY EMPLOYEE. This Agreement may be terminated by Employee upon 30 days' prior written notice as set forth below:

               (a) If Employee's termination is voluntary and not for any of the reasons set forth in Sections 5.2(b) or (c), the Company shall have no further liability to Employee upon such termination except those liabilities that might arise with respect to the Company's stock under Section 3.9 hereof.

               (b) If Employee's termination occurs within one year from the Company's breach of this Agreement or occurs within one year of a Change of Location (as defined in Section 6.2), Employee's compensation shall be determined under Section 5.1(a) as if such termination was without "Cause."

               (c) If Employee's termination arises from a Change of Control (as defined in Section 6.1), Employee's compensation will be governed by
Section 3.5 hereof.

     6.   DEFINITIONS.

          6.1 CHANGE OF CONTROL. For purposes of this Agreement, a Change of Control of the Company shall mean any of the following events:

               (a) The acquisition by any person or entity, including any current shareholder of the Company, of securities of the Company resulting in such person's owning of record or beneficially 40% or more of the voting securities of the Company;

               (b) A merger, consolidation or other combination, or sale of substantially all of the assets of the Company, the result of which is either
(i) the ownership by shareholders of the Company of less than 51% of the voting securities of the resulting or acquiring entity having the power to elect a majority of the Board of such entity and the power to preserve such power to elect, or (ii) the Company having no substantial operating business; or

               (c) A change in the membership in the Board which, taken in conjunction with any other prior or concurrent changes, results in 50% or more of the Board's membership being persons not nominated by management in the Company's then most recent form of nomination, excluding changes resulting from substitutions for retirement or death or for removal or resignation due to demonstrated disability.

               Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in the Employee, or a group of persons or entity which includes the

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Employee, acquiring, directly or indirectly, 40% or more of any class of voting securities of the Company.

               For purposes of Section 6.1, the terms "person" and "beneficial owner" have the meanings set forth in Regulation 13D under the Securities Exchange Act of 1934, as such Regulation exists on the date hereof, and the term "voting security" includes any security that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of the Company would have a right to vote.

               For purposes of subsection (a) through ( c) above, such Change of Control shall include any such applicable lesser standard prescribed by
Section 280(G) of the Internal Revenue Cod or regulations issued or proposed thereto.

          6.2 CHANGE IN LOCATION. For purposes of this Agreement, the term "Change of Location" means any change of the headquarters operations of the Company to a place outside of Orange County, California, or the requirement that Employee spend more than 50% of his business time for the Company at locations outside of Orange County, California.

     7.   MISCELLANEOUS PROVISIONS.

          7.1 INDEMNIFICATION. As an officer, and if so elected, a director, of the Company and any of its subsidiaries, Employee shall be entitled to indemnification to the fullest extent permitted by applicable law. To the extent necessary and permissible, such indemnification will protect Employee from prior operations of properties acquired by the Company or any of its subsidiaries.

          7.2 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if personally delivered or sent by telecopier or sent by prepaid telegram or first class mail, postage prepaid, registered or certified, as follows:

                    If to Employee:     James N. Orth
                                        30 Drakes Bay
                                        Corona Del Mar, California 92625

                    If to Company:      4220 Von Karman Avenue
                                        Suite 110
                                        Newport Beach, California 92660
                                        Attention: President

          Either party may change the address to which such communications are to be delivered by giving written notice to the other party. Any notice personally given will be deemed received upon delivery to the address designated, any notice by mail as provided in this paragraph will be deemed given on the third business day following such mailing, and any notice given by telecopier or telegram as provided herein will be deemed delivered on the business day

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

following the transmission by telecopier or the delivery of such notice to the telegraph company for transmission.

          7.3 ATTORNEYS' FEES.     In the event of a dispute between any or
all of the parties hereto, or in the event either party seeks to enforce this Agreement, the prevailing or successful party in a court or arbitration determination shall be entitled to have its reasonable attorneys' fees and costs reimbursed by the other party.

          7.4 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California and performable in Orange County, California.

          7.5 ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof and supersedes any and all prior written or verbal agreements. This Agreement may not be modified except by a written instrument executed by both parties or their permitted successors in interest, if any.

          Each and every term of this Agreement will be valid and enforced to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


                                       /s/ JAMES N. ORTH
                                       -------------------------------------
                                       James N. Orth. (the "Employee")


                                       AMERICAN FAMILY HOLDINGS, INC.
                                       (the "Company")



                                       By /s/ DAVID G. LASKER
                                       -------------------------------------
                                       David G. Lasker
                                       President & Co-Chairman






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